As filed with the Securities and Exchange Commission on January 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Arbe Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Arbe Robotics Ltd. HaHashmonaim St. 107 Tel Aviv-Yafo Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Arbe Robotics Ltd. 2016 Incentive Share Option Plan Arbe Robotics Ltd. 2021 Equity Incentive Plan
(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

(212) 947-7200

(Telephone number, including area code, of agent for service)

With copies to:

Shay Dayan, Adv. Lior Etgar, Adv. Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron 4 Berkowitz Street Tel Aviv, 6423806, Israel +972 (3)-7770111	Richard Anslow, Esq. Asher S. Levitsky PC. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Phone: (212) 370-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Under cover of this registration statement on Form S-8 is a reoffer prospectus prepared in accordance with Part I of Form F-3 under the Securities Act (in accordance with Section C of the General Instructions to Form S-8). The reoffer prospectus may be used for reoffers and resales of up to an aggregate of 75,215 restricted securities” issued upon exercise of the stock options or other rights granted pursuant to the Arbe Robotics Ltd. 2016 Incentive Share Option Plan (the “2016 Plan”) on a continuous or delayed basis in the future.

The Arbe Robotics Ltd. 2021 Equity Incentive Plan (the “2021 Plan”) provides that the number of Ordinary Shares available for issuance under the 2021 Plan will automatically increase on the first day of each calendar year.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

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*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act.

REOFFER PROSPECTUS

75,215 ordinary shares

Arbe Robotics Ltd.

Issued under the Arbe Robotics Ltd. 2016 Incentive Share Option Plan (the “2016 Plan”)

This reoffer prospectus (“Reoffer Prospectus”) relates to the resale, from time to time, of up to 75,215 ordinary shares, par value NIS 0.000216 per share of Arbe Robotics Ltd., of restricted securities held by the selling shareholders identified herein in the section entitled “Selling shareholders.” The ordinary shares offered hereunder have been acquired upon the exercise of stock options or other awards granted under the 2016 Plan (the “Plan”). The Plan is intended to provide incentives which will attract, retain and motivate highly compensated persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire our ordinary shares. This reoffer prospectus does not include sales of control securities as defined by Form S-8.

We will not receive any proceeds from any sale of ordinary shares offered pursuant to this reoffer prospectus. The ordinary shares may be offered from time to time by the selling shareholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such selling shareholders may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this offering but the selling shareholders will pay all brokerage commissions and other selling expenses.

The selling shareholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event any profit on the sale of shares of those selling shareholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

The ordinary shares are traded on Nasdaq under the symbol “ARBE.” On January 12, 2023, the closing prices for our ordinary shares on the Nasdaq Stock Market was $4.19 per ordinary share.

We are a “foreign private issuer” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements.

Investing in our ordinary shares involves substantial risk. See “Risk Factors” beginning on page 7 of this reoffer prospectus and other risk factors contained in the documents incorporated by reference herein, including our Annual Report on Form 20-F for the year ended December 31, 2021 and in our prospectus dated June 22. 2022, which was filed with the SEC on June 23, 2022, and our prospectus dated July 11, 2022, which was filed with the SEC on July 19, 2022 for a discussion of certain risks and other factors that you should consider before purchasing our ordinary shares.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is January 13, 2023.

You should rely only on the information contained or incorporated by reference in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

Please read this prospectus and the documents incorporated by reference herein carefully. These documents describe our business, our financial condition and our results of operations. We have prepared this reoffer prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this reoffer prospectus. We and the selling shareholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this reoffer prospectus or any other matter discussed or incorporated by reference in this reoffer prospectus, other than the information and representations contained or incorporated by reference in this reoffer prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the selling shareholders.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of our ordinary shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. The selling shareholders is offering to sell and seeking offers to buy these ordinary shares only in jurisdictions where offers and sales are permitted. We are not making an offer of any ordinary shares in any jurisdiction where the offer is not permitted. This prospectus will not be updated and made available for delivery except to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus (including the documents incorporated by reference herein) includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. Such information contained or incorporated by reference herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this resale prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Throughout this reoffer prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Arbe,” “the Company” and “our company” refer to Arbe Robotics Ltd. The term “ordinary shares” refers to our ordinary shares, par value NIS 0.000216 per share.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website is https://arberobotics.com/. Information contained on, or that can be accessed through, our website or any other website is expressly not incorporated by reference into and is not a part of this reoffer prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this reoffer prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this reoffer prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.  Any statement contained in this reoffer prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this reoffer prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This reoffer prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

1.	Our annual report on Form 20-F for the year ended December 31, 2021, which was filed with the SEC on March 31, 2022 (the “2021 Annual Report”);

2.	Our prospectus dated June 22, 2022, which was filed with the SEC on June 23, 2022 (the “June 22, 2022 Prospectus”);

3.	Our prospectus dated July 11, 2022, which was filed with the SEC on July 19, 2022 (the “July 11, 2022 Prospectus”);

4.	Our report on Form 6-K furnished to the SEC on May 12, 2022*;

5.	Our report on Form 6-K furnished to the SEC on May 13, 2022;

6.	Our report on Form 6-K, furnished to the SEC on May 24, 2022;

7.	Our report on Form 6-K furnished to the SEC on June 22, 2022;

8.	Our report on Form 6-K furnished to the SEC on August 16, 2022;

9.	Our report on Form 6-K furnished to the SEC on November 14, 2022*;

10.	Our report on Form 6-K furnished to the SEC on January 13, 2023, which includes unaudited financial statements for the nine months ended September 30, 2022.

11.	The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-40884, filed with the SEC on October 6, 2021, including any amendments or reports filed for the purpose of updating such description.

______________

*	Excluding non-GAAP measurements.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus including all such documents we may file with the SEC after the effective date of registration statement of which this prospectus is a part, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

All of these documents are available at the SEC’s website, www.sec.gov. You may request a free copy of any of the documents incorporated by reference in this reoffer prospectus by writing or telephoning us at the following address:

Corporate Secretary

Arbe Robotics Ltd.

HaHashmonaim St. 107

Tel Aviv-Yafo

Israel

Telephone: +972-73-7969804, ext. 200

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements made or incorporated by reference in this reoffer prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this reoffer prospectus. The use of the words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The forward-looking statements contained herein include, but are not limited to, statements about: Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this reoffer prospectus, the documents incorporated by reference into this reoffer prospectus and the documents we have filed as exhibits to the registration statement, of which this reoffer prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

The statements contained or incorporated by reference in this reoffer prospectus regarding the following matters are forward-looking by their nature:

●	Our projection of revenue and other operating results;

●	Our expectation that we will be engaging with Tier 1 automotive suppliers and OEMs which would be building the radars based on our chipset solution, eliminating expenses associated with system completion, requirement for undertaking significant capital expenditures associated with developing mass production manufacturing and the expenses of operating any such manufacturing capability;

●	Our expectation that radars are crucial to the automotive industry and will be deployed in nearly all new vehicles as a long range, cost-effective sensor with the fewest environmental limitations;

●	Our belief that our radar chipset heralds a breakthrough in radar technology that will enable Tier 1 manufacturers and OEMs to replace the current radars with an advanced solution that meets the safety requirements of Euro-NCAP and NHTSA for autonomous vehicles at all levels of autonomous driving;

●	Our belief that a fully autonomous vehicle is seen as a potential solution for reducing the number of traffic accidents (due to the elimination of the “human element” from the equation), and as an incentive to create innovative autonomous vehicle-sharing services that will lead to the public foregoing the purchase of private vehicles, to reduce the problem of traffic congestion, and to significantly reduce fuel consumption and air pollution;

●	Our belief that automakers will choose to integrate advanced driver assistance systems (ADAS) based on several technologies simultaneously (radar, camera and LiDAR), and that it is likely that this trend of integrating technologies into vehicles will continue in the coming years;

●	The extent to which the conditions in the People’s Republic of China (“PRC”), including any possible adverse effects resulting from the change from the PRC’s zero COVID policy may affect our business with PRC-based tier-1 suppliers and automakers;

●	Our belief that our 4D imaging radar technology holds significant advantages over alternative technologies such as vision through cameras or LiDAR laser systems and over current-generation radar technologies that are on the market presently or have been announced for development;

●	The timing of the mass production by automakers of Level 2+ and higher vehicles that would use our radar systems;

●	Our belief that our ground-breaking technology that contains an advanced processor, consumes relatively low amounts of energy and can scan a vehicle’s environment at an exceptionally high resolution in real-time, and identify objects and distinguish between them with great long-range accuracy and a wide field of vision, differentiates us and will enable us to successfully compete and develop and maintain a leadership position in our target markets;

●	Our belief that our products will be competitively priced;

●	Our expectation that our marketing strategy, primarily targeted at Tier 1 manufacturers, will foster cooperation with Tier 1 manufacturers to integrate our radar chipsets into the radar systems that Tier 1 manufacturers will sell to OEMs;

●	Our belief that that outsourcing with GlobalFoundries will provide us a secure path in production for quality control and reliability for automotive requirements;

●	Our belief that certain operational or registration requirements for some autonomous functions will be removed as state regulators gain better experience with the technology;

●	Our expectation that awareness among automakers and vehicle owners of the importance and benefits of installing ADAS (even in the absence of binding regulation) has increased, and that it is likely that in the future, the vast majority of new vehicles will be equipped with these systems;

●	Our belief that our radar chipset will make it possible to launch of an autonomous vehicle and will be the primary sensor for autonomous driving in the retail market in tandem with a camera;

●	Our belief that our existing infrastructure positions us well to capitalize on regulatory changes pertaining to required installation of traffic accident prevention systems in general, and radar systems in particular, which is expected to increase the demand for the technology and products that we are developing;

●	Our belief that the automotive market, which experienced significant slowdown in 2020 and 2021 following the spread of the coronavirus (COVID-19) pandemic and a shortage of semiconductors, is expected to resume growth during 2023;

●	Our belief that an increased demand for autonomous vehicles and the transition to mass production of Level 2 and higher autonomous vehicles, requiring advanced systems for automatically integrating vehicles in traffic and preventing traffic accidents, are expected to increase the demand for products in our field of activity; and

●	Our belief that a requirement on the part of insurance companies to install radar systems as a condition for issuing insurance policies is expected to increase the demand for our products.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are based upon our current expectations about future events, and our expectations may later be found to be incorrect. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in (i) Item 3.D “Risk Factors” in our Annual Report, and under the caption “Risk Factors” in our July 11, 2022 Prospectus; (ii) the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and our July 11, 2022 Prospectus, and other sections included or incorporated by reference in this reoffer prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

THE COMPANY

We are leading a radar revolution with our proprietary 4D Imaging Radar solutions. Using cutting-edge technology, we offer what we believe is the highest quality radar image on the market allowing safe driver-assist systems today while paving the way for fully autonomous driving.

We empower automakers (OEM’s), tier-1 automotive suppliers (automotive module manufacturers), delivery robots, and commercial and industrial vehicles, with next-generation sensing and paradigm-changing perception. Our imaging radar offers higher resolution than any other radar solution in the market and is an essential sensor for Level 2+ and above.

Our proprietary technology offers 4D Imaging Radar solutions that include a radio frequency chipset with the highest channel count in the industry — 2.304, and a ground-breaking radar processor chip, the first processor designed specifically for the performance and power saving requirements of the automotive industry. All coupled with AI-based post-processing capabilities.

Our 4D imaging radar can detect distance, relative speed, angular measurement of objects and their height above the road in any weather or lighting condition in 2K ultra-high resolution in both azimuth and elevation, delivering an image that we believe is X100 more detailed than any other radar on the market. It is also the first radar to empower perception algorithms, a paradigm-changing achievement of free spacing mapping, object tracking and identification and SLAM (Simultaneous Localization and Mapping). Our latest offering, a 360° Radar-Based Perception Solution that provides an integrated analysis of the complete vehicle surroundings in long range. The surround data, captured by a suite of Arbe’s perception radars, which leverage artificial intelligence to identify, classify, and track objects in 360°, is processed in real-time to create a full free space map around the vehicle, as well as an analysis of the evolving hazards sensed by the radars.

Our unique solution addresses the core challenges of autonomous vehicle and autopilot driving detect stationary objects — a manhole cover it can drive over or a guardrail it needs to avoid — identify vulnerable road users and eliminate false alarms without radar ambiguities. By complementing camera capabilities to achieve a full sensing environment and redundancy, it addresses all driving scenarios and environment use cases, making its solution a mandatory sensor for vehicles which operate at a Level 2+ autonomy and above. The former relates to a condition where automation systems are integrated though the driver is still required, whereas in the levels above, the higher you go, the more autonomous the vehicle will be, with a Level 5 vehicle being fully autonomous with no driver input.

For more information on our business, see Item 4 of our Annual Report and the caption “Business” in our July 11, 2022 prospectus.

COVID-19 Impact

During 2020 and 2021, the spread of COVID-19 and the actions taken by governments have had an impact on the automotive industry, which at first estimated a reduced demand but then experienced a significant increase in demand for vehicle production and sales, which caused a chip shortage reality. As a result, some automotive factories were shut down at the beginning of this period, and some projects were placed on hold or cancelled. In addition, travel restrictions, remote work guidelines, limitations on face-to-face meetings, COVID-19 isolations and sick days, required us to change our work methods and adjust. We believe we managed to maintain our progress, relying on new work methods and on our relationships such as our supply relationship with GlobalFoundries to stay on track. We considered the impact of COVID-19 on our estimates and assumptions and determined that there were no material adverse impacts on us for the nine months ended September 30, 2022.

Tier 1 automotive suppliers and OEMs have generally resumed operations. The automotive factories in the People’s Republic of China (the “PRC” or “China”) were early to return to normal and are currently operating at an accelerated rate. However, as a result of the PRC’s zero-COVID policy, several provinces and municipalities in China experienced lockdown as a result of potential spread of increased COVID 19 infections. Although the restrictions that had been imposed by governments have largely been reduced, if not eliminated, the PRC had maintained its zero-COVID policy, with resulting lockdowns and closures, which affected our business with PRC-based tier-1 suppliers and automakers. The PRC has recently changed from its zero-COVID policy, and we cannot predict what effect, if any, a significant increase in hospitalizations and deaths will have on the business of China-based Tier-1 automotive suppliers and automobile factories. Further, we cannot assure you that China will not experience further lockdowns and that such lockdowns will not affect us.

Our Organization

We are an Israeli corporation founded on November 4, 2015. The mailing address for our principal executive office is 10 HaHashmonaim St 107, Tel Aviv-Yafo, Israel. Its telephone number is +972-73-7969804, ext. 200. Our website is https://arberobotics.com/. Information contained on, or that can be accessed through, our website or any other website is expressly not incorporated by reference into and is not a part of this reoffer prospectus.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. In addition, the Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is Israel, rather than the Nasdaq rules as to certain corporate governance requirements

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies.

For information relating to our status as a foreign private issuer and an emerging growth company see the captions “Foreign Private Issuer Status” and “Implications of Being an Emerging Growth Company” in the Prospectus Summary of our July 11, 2022 Prospectus.

RISK FACTORS

Investing in our ordinary shares involves risks. You should carefully consider the risk factors set forth in our Annual Report and our July 11, 2022 Prospectus incorporated by reference into this reoffer prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this reoffer prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the selling shareholders of ordinary shares sold pursuant to this reoffer prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

SELLING SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our ordinary shares as of January 10, 2023 by the selling shareholders, consisting of the individuals shown as having ordinary shares listed in the column titled “Ordinary Shares Beneficially Owned.” The table and the other information contained under the captions “Selling Shareholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling shareholders. The following table sets forth, as to the selling shareholders, the number of ordinary shares beneficially owned, the number of shares being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering. None of our affiliates are selling ordinary shares pursuant to this reoffer prospectus. All of the shares held by the selling shareholders are held by Altshuler Shaham Trusts Ltd., as trustee. The right to vote and dispose of the ordinary shares are held by the employee and if the selling shareholders sell their shares, the record ownership of the ordinary shares will be transferred by the trustee. None of the selling shareholders have, and has not had during the past three years, any relationship with us or any of our predecessors or affiliates other than as an employee or consultant. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of January 10, 2023.

			After Sale of Shares in Offering
Name	Ordinary Shares Beneficially Owned	Ordinary Shares Being Sold	Ordinary Shares Beneficially Owned After Offering	Percent of Outstanding After Offering(1)
Named Selling Shareholders(1)	112,114	75,215	36,899	*

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*	Less than 1%.
(1)	The following non-affiliates, each of whom is a current or former employee (within the meaning of Form S-8) and who is the holder of at least 1,000 ordinary shares: Eric Greenstein, Ofer Raz and Alex Sukmanov. The ordinary shares beneficially owned includes, in addition to the shares being sold, a total of 36,899 ordinary shares which are issuable pursuant to options which are exercisable within 60 days of January 10, 2023.

PLAN OF DISTRIBUTION

The selling shareholders and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. The shares offered by this prospectus may be sold by the selling shareholders at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

●	privately negotiated transactions, including gifts;

●	covering short sales made after the date of this prospectus;

●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method of sale permitted pursuant to applicable law.

The selling shareholders may also sell ordinary shares owned by them pursuant to Rule 144 rather than pursuant to this reoffer prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the selling shareholders is an affiliate of any broker-dealer.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if the selling shareholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume. The selling shareholders may, after the date of this prospectus, also sell our ordinary shares short and deliver these securities to close out their short positions, or lend or pledge its ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders also may transfer ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our ordinary shares by the selling shareholders and any other persons who are involved in the distribution of the ordinary shares pursuant to this prospectus. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

We may be required to amend or supplement this prospectus in the event that (a) a selling shareholders transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling shareholders, in which case we will be required to amend or supplement this prospectus to name the selling shareholders, or (b) a selling shareholders sells shares to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this post-effective amendment. All amounts, other than the SEC registration fee, are estimates.

SEC registration fee	$10,460.30
Legal fees and expenses	7,500.00
Accounting fees	10,000.00
Printing fees	2,000.00
Miscellaneous expenses	5,039.70
Total	$35,000.00

DESCRIPTION OF SECURITIES

Reference is made to Exhibit 2.1 to our Annual Report for a description of our securities.

TAX CONSIDERATIONS

Reference is made to the captions “Certain Material U.S. Federal Income Tax Considerations” and “Material Israeli Tax Considerations” in the Company’s July 11, 2022 Prospectus.

LEGAL MATTERS

The validity of our ordinary shares and certain other matters of Israeli law will be passed upon for us by Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron, Tel-Aviv, Israel.

EXPERTS

The consolidated financial statements of Arbe Robotics Ltd. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

Service of process upon us and upon our directors and officers, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Cogency Global Inc., as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment was rendered by a court of competent jurisdiction, according to the laws of the state in which the judgment is given

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted; and

●	the judgment is not contrary to public policy of Israel.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the prevailing law of the foreign state in which the judgment is rendered does not allow for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the defendant did not have a reasonable opportunity to be heard and to present his or her evidence, in the opinion of the Israeli court;

●	the enforcement of the civil liabilities set forth in the judgment is likely to impair the security or sovereignty of Israel;

●	the judgment was obtained by fraud;

●	the judgment was rendered by a court not competent to render it according to the rules of private international law prevailing in Israel;

●	the judgment conflicts with any other valid judgment in the same matter between the same parties; or

●	an action between the same parties in the same matter was pending in any Israeli court or tribunal at the time at which the lawsuit was instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INDEMNIFICATION

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our amended and restated articles of association or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

This reoffer prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

1.	Our annual report on Form 20-F for the year ended December 31, 2021, which was filed with the SEC on March 31, 2022 (the “2021 Annual Report”);

2.	Our prospectus dated June 22, 2022, which was filed with the SEC on June 23, 2022 (the “June 22, 2022 Prospectus”);

3.	Our prospectus dated July 11, 2022, which was filed with the SEC on July 19, 2022 (the “July 11, 2022 Prospectus”);

4.	Our report on Form 6-K furnished to the SEC on May 12, 2022*;

5.	Our report on Form 6-K furnished to the SEC on May 13, 2022;

6.	Our report on Form 6-K, furnished to the SEC on May 24, 2022;

7.	Our report on Form 6-K furnished to the SEC on June 22, 2022;

8.	Our report on Form 6-K furnished to the SEC on August 16, 2022;

9.	Our report on Form 6-K furnished to the SEC on November 14, 2022*;

10.	Our report on Form 6-K furnished to the SEC on January 13, 2023, which includes unaudited financial statements for the nine months ended September 30, 2022.

11.	The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-40884, filed with the SEC on October 6, 2021, including any amendments or reports filed for the purpose of updating such description.

______________

*	Excluding non-GAAP measurements.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including all such documents we may file with the SEC after the effective date of registration statement of which this reoffer prospectus is a part, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Item 4. Description of Securities

Not Applicable

Item 5. Interests of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers.

Exemption. Under the Israeli Companies Law, a company may not exempt an Office Holder from liability for a breach of the duty of loyalty or from liability arising out of a prohibited distribution to shareholders. Our Articles of Association allow us to exempt in advance, an Office Holder from liability towards the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care other than a breach of the duty of loyalty or from liability arising out of a prohibited distribution to shareholders. An ‘Office Holder’ is defined in the Israeli Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager.

Indemnification. Under the Israeli Companies Law, a company may indemnify an Office Holder in respect of the following liabilities and expenses incurred by him\her for acts performed as an Office Holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an Office Holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder in connection with a monetary sanction or as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such Office Holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her in lieu of criminal proceedings or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the Office Holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

We provide our directors and other Office Holders with the maximum indemnity permitted by the Israeli Companies Law.

D&O Insurance. Under the Israeli Companies Law, a company may insure an Office Holder against the following liabilities incurred for acts performed as an Office Holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the act that resulted in such breach would not prejudice the interests of the company;

●	a breach of duty of care to the company or to any other person;

●	a financial liability imposed on such Office Holder in respect to his or her capacity as an Office Holder in favor of any other person; and

●	any other event, occurrence, matter or circumstances under any law with respect to which the company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in the articles of association, then such provision is deemed to be included and incorporated by reference (including, without limitation, in accordance with section 56h(b)(1) of the Securities Law, if and to the extent applicable, Section 50P of the Competition Law).

Limitations on Exemption, Insurance, and Indemnification. Under the Israeli Companies Law, a company may not indemnify, exculpate, or insure an Office Holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the Office Holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeiture levied against the Office Holder.

Required Approvals. Under the Israeli Companies Law, generally, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors and the CEO, also by the general meeting of the shareholders, unless any exemption is applicable to the circumstances thereunder.

Our Restated Articles permit us to exempt, indemnify and insure our Office Holders to the extent permitted by law and the Restated Articles. The Office Holders are currently covered by a directors and officers’ liability insurance policy.

Insurance, Indemnification and Release. Our Compensation Committee has approved the purchase and the periodic renewal of insurance coverage in respect of the liability of its Office Holders currently in office and any additional or other Office Holders as may be appointed from time to time in the future, which will include coverage with respect to any public offering of shares or other securities of the Company, to the maximum extent permitted by law, generally providing for up to $10 million in coverage.

We have also entered into indemnification agreements with each of our directors and Office Holders. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company. The maximum indemnification amount set forth in such agreements is limited to the greater of (i) 25% of our shareholders’ equity on a consolidated basis, based on the most recent financial statements made publicly available before the date on which the indemnity payment is made; and (ii) $25 million. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

There is no pending litigation or proceeding against any of our Office Holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any Office Holder.

In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed

The ordinary shares being sold by the selling shareholders were issued pursuant to an exemption from registration provided by Rule 701 and/or Regulation S.

Item 8. Exhibits

Exhibit No.	Description
4.1*	2016 Incentive Share Option Plan(!)
4.1*	2021 Share Incentive Plan(2)
5.1	Opinion of Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron
23.1	Consent of Somekh Chaikin Member Firm of KPMG International
23.2	Consent of Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron (included in Exhibit 5.1)
107	Computation of Registration Fee

*	Indicates a management contract or compensation plan.

(1)	Filed as an exhibit to the issuer’s registration statement on Form F-4, File No. 333-257250, .and incorporated herein by reference.
(2)	Filed as an exhibit to the issuer’s registration statement on Form F-4, File No. 333-259757, .and incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel Aviv-Yafo, Israel, on the 13th day of January, 2023

Arbe Robotics Ltd.

By:	/s/ Jacob (Kobi) Marinka
Jacob (Kobi) Marinka
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jacob (Kobi) Marinka and Karine Pinto-Flomenboim, each acting alone, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jacob (Kobi) Marinka	Chief Executive Officer and Director	January 13, 2023
Jacob (Kobi) Marinka	(Principal Executive Officer)

/s/ Karine Pinto-Flomenboim	Chief Financial Officer	January 13, 2023
Karine Pinto-Flomenboim	(Principal Financial and Accounting Officer)

/s/ Yair Shamir	Director	January 13, 2023
Yair Shamir

/s/ Ehud Levy	Director	January 13, 2023
Ehud Levy

/s/ Mor Assia	Director	January 13, 2023
Mor Assia

/s/ Boaz Schwartz	Director	January 13, 2023
Boaz Schwartz

/s/ Noam Arkind	Director	January 13, 2023
Noam Arkind

/s/ E. Scott Crist	Director	January 13, 2023
E. Scott Crist

/s/ Thilo Koslowski	Director	January 13, 2023
Thilo Koslowski

/s/ Alexander Hitzinger	Director	January 13, 2023
Alexander Hitzinger

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Arbe Robotics Ltd. has signed this registration statement in the city of New York, New York on the 13th day of January, 2023.

Authorized Representative in the United States\
— Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.